                        STANDARD QUESTIONS FOR CMBS DEALS
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                                FROM FREDDIE MAC
                                ----------------

Deal Name: LBUBS -06C4
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                        % of Deal  Initial DCR  Initial LTV  Maturity LTV
                        ---------  -----------  -----------  -------------
Whole Deal              100.0%     1.48X        65.0%         58.1%
Top Ten Only            49.8%      1.59X        59.0%         51.5%
Non-Top Ten             50.2%      1.36X        71.0%         64.6%
Investment Grade        34.6%      1.91X        48.0%         39.2%
Non-Investment Grade    65.4%      1.25X        74.1%         68.1%
Multifamily Tranche     23.8%      1.32X        70.9%         66.9%

Which, if any, of the loans in Loan Group 2 allow future secured or unsecured debt? What are the terms under which future debt is allowed and how much is available?

There is only one loan in the Group 2 that is allowed future secured debt. The
Pointe Apartments is permitted to incur future mezzanine debt with DSCR (1.10x)
and LTV (90%).

Are any of the loans in the pool underwritten with future income included in the debt service coverage ratio? Stated another way, are any of the loans underwritten with revenues in excess of the as is rent roll? Or that includes a significant master lease from the borrower. (This question does not concern income that is added to revenue that is immediately backed out through vacancy.)

Awaiting Confirmation from Underwriters.

The depositor has filed a registration statement (including a prospectus) with the SEC (SEC File No. 333-129844) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering.
You may get these documents for free by visiting EDGAR on the SEC web site at
www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-666-2388 or by emailing CMBSREQ@lehman.com.